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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of EPIX Medical, Inc. for the registration of $100 million of 3.00% Convertible Senior Notes due 2024 and 3,359,086 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004 with respect to the financial statements of EPIX Medical, Inc. included in its Annual Report
(Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP


Boston, Massachusetts
July 30, 2004